Exhibit 99.1

June 25, 2013

ANDREW P BURKE

3867 PICARD AVE

PLEASANTON, CA 94588

Re: Terms of Separation

Dear Andrew:

Through this letter (the “Agreement”), Diamond foods, Inc. (the “Company”) confirms the agreement between you and the Company (collectively, “the parties”) regarding your separation from the Company, and hereby offers you certain benefits to which you are not otherwise entitled, conditioned upon a general release of claims, covenant not to sue and your other promises herein.

1. Separation Date: August 12, 2013 is the last day of your employment with the Company (the “Separation Date”).

2. Separation Benefits: In exchange for your agreement to the general release of claims and covenant not to sue set forth in paragraphs 6 and 7 below and your other promises herein, the Company will provide you, following the Effective Date (as defined in paragraph 18 below), with:

a. Severance: Severance payments in the aggregate gross amount of $350,000, less applicable state and federal withholdings, which constitutes twelve (12) months of your base salary (the “Severance”). The Severance will be payable in equal installments over twenty-six pay periods immediately following the Separation Date and in accordance with the Company’s regular payroll schedule, with the first payment to occur on the first Company pay dale following the Separation Date.

b. COBRA: You will continue to pay an amount equal to your regular weekly or bi-weekly contribution for a period equal to the pay continuation period described in paragraph 2(a) above, and the Company will pay the balance of the monthly premium for health benefits coverage. After this period, you shall have the option to continue these benefits at your own expense to the extent permitted by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

c.	Bonus: You will be entitled to receive a bonus for Fiscal Year 2013, in which you will be assessed on performance and be paid out in November 2013.

d.	Outplacement Assistance: Upon acceptance of this agreement, Right Management will contact you with details of your outplacement package.

By signing below, you acknowledge that you are receiving the consideration outlined in paragraph 2 above in consideration for the promises and release and waiver of claims set forth in this Agreement, and you further acknowledge that absent this Agreement, you would not otherwise be entitled to the consideration.

3. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

4. Confidential Information: You understand that your employment by the Company created a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that was made, created or discovered by you or that was disclosed to you by the Company or a third party including but not limited to, any banks or insurers, in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agreed to hold such information or materials in confidence (the “Proprietary Information”). You acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, assigned inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs. Without limitation as to the forms that Proprietary Information may take, you hereby acknowledge that following the Separation Date, you will hold all Proprietary Information in strictest confidence and that you will not divulge, disclose, or otherwise make use of such Proprietary Information on behalf of anyone.

5. General Release and Waiver of Claims:

a. To the fullest extent permitted by law, you hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, retaliation, whistleblower protection, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Civil Rights Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on or arising under the Sarbanes-Oxley Act of 2002, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

You also expressly waive any benefits conferred under Section 1542 of the Civil Code of California.

c. You and the Company do not intend to, and you do not, release any claims that you may not release as a matter of law, including but not limited to claims for: (i) indemnity under applicable laws, the Company’s Bylaws and any existing written agreement between you and the

Company regarding indemnification; (ii) unemployment or worker’s compensation; and (iii) enforcement of this Agreement. The Company acknowledges that any vested options or shares of restricted stock as of the Separation Date may be exercised and/or sold in accordance with the Company’s equity incentive plan and grant agreements. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

6. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement.

b. Nothing in this section shall prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, California Civil Rights Commission, or other applicable state agency. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

7. Mutual Non-disparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that its current officers and directors will not disparage you with any written or oral statement. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

8. Reasonable Cooperation In Investigation or Litigation. Following the Separation Date, you agree to reasonably cooperate with the Company concerning any pending or future government investigation, litigation or other legal proceeding that involves the Company and that relates to your employment with the Company or about which you have material knowledge.

9. Non-Solicitation of Employees/Consultants: for a one (1) year period following the Separation Date, you will not directly or indirectly solicit away employees or consultants of the Company for your own benefit or for the benefit of any other person or entity, nor will you encourage or assist others to do so.

10. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The parties shall bear equally the costs of arbitration. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

11. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12. Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and the Company and may not be disclosed except to your immediate family; either party’s accountants or attorneys; employees of the Company for purposes of effectuating the terms of this Agreement; or pursuant to subpoena or court order. You further agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached a fair and amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152, and/or any other state or federal provisions of similar effect.

14. Complete and Voluntary Agreement: This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including but not limited to your offer of employment. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

15. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16. Modification; Counterparts: Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original.

17. Review of Separation Agreement; Advice: You represent and warrant that: (a) you have read this entire letter; (b) you have been given a period of twenty-one (21) days in which to consider this letter, and if you execute this letter prior to the expiration of such twenty-one day period, such execution has been knowing and voluntary; (c) you have been given a period of seven (7) days after executing this letter in which to revoke your agreement to this letter; (d) you have been advised to consult with an attorney concerning the terms of this letter; (e) you understand the meaning and application of this letter’s terms; and (f) you are signing this letter of your own free will with the intent of being bound by each and every one of its provisions.

18. Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you.

19. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Diamond Foods, Inc.

By:	/s/ Linda Segre
Linda Segre,
SVP/Corporate Strategy & HR

READ, UNDERSTOOD AND AGREED

/s/ Andrew Burke	Date: 6/28/13
Employee Name